Exhibit 99.1

ZAP Begins Trading Under ZAAP

SANTA ROSA, CA (November 8, 2006) - ZAP (OTC BB:ZAAP), formerly (NYSE Arca: ZP), announced today that its stock has been approved for quotations under the ticker symbol ZAAP on the Over-the-Counter (OTC) Bulletin Board.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices, and volume information for more than 3,300 over-the-counter equity securities, according to its website. OTC Bulletin Board securities are traded by a community of more than 230 market makers that enter quotes and trade reports through a highly sophisticated computer network. Investors work through a broker/dealer to trade OTC Bulletin Board Securities. Information regarding the OTC Bulletin Board, including stock quotations, can be found on the Internet at http://www.otcbb.com.

ZAP’s stock symbol will be “ZAAP” on the OTC Bulletin Board. However, some Internet quotation services add “.OB” to the end of the symbol and will use “ZAAP.OB” for purposes of providing stock quotes.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, alcohol, hybrid and other innovative power systems. For more information, visit http://www.zapworld.com.

Forward-Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. ZAP's actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks described in ZAP's Annual Report on Form 10-KSB, or in any of ZAP's other filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward-looking statements.

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ZAP Contacts:

Alex Campbell, Media Relations, 707-525-8658 x 241, acampbell@zapworld.com

Steven Kim, Investor Relations, 707-525-8658 x 298, investor@zapworld.com